Exhibit 99.1

        Atlantic Coast Federal Corporation Announces Earnings for the Third Quarter and First Nine Months of 2004

    WAYCROSS, Ga.--(BUSINESS WIRE)--Nov. 11, 2004--Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced financial results for the third quarter and nine-month period ended September 30, 2004.
    Net income for the third quarter of 2004 was $1,004,000 compared with $3,014,000 in the same period last year. Net interest income, after provision for loan losses, was $4,336,000 in the third quarter of 2004 compared with $4,601,000 in the third quarter last year.
    For the first nine months of 2004 net income was $2,698,000 compared with $3,667,000 in the comparable period last year. Net interest income, after provision for loan losses, was $12,277,000 for the first nine months of 2004 versus $10,583,000 in the same period last year.
    "The third quarter of 2004 marked an exciting turning point in our Company's history, as we continued our work toward the completion of our public offering," remarked Robert J. Larison, Jr., President and Chief Executive Officer of Atlantic Coast Federal Corporation. "Finalized in early October, our initial public stock offering was very successful, raising approximately $51.7 million in new capital, excluding shares issued to the Company's ESOP, and we were gratified by the warm reception our shares received from investors as trading commenced on October 5, 2004. The capital provided by this transaction, along with the fundamental growth of our business, will strengthen our ability to serve the needs of the communities in which we are located, expand our product offering, and extend the reach of our branch network. We look forward to a new era for this historic financial institution as a public company."
    Regarding the Company's financial results for the quarter, Larison noted that the year-over-year change in earnings reflected primarily a $3.1 million gain on the sale of the Company's credit card portfolio in the third quarter of 2003, which did not recur in the third quarter of 2004, as well as a higher provision for loan losses in the third quarter of 2004. An increase in net interest income for the third quarter of 2004 versus the same period last year, along with lower non-interest expense, helped offset these factors to some extent. The increase in net interest income reflected a higher level of interest earning assets - mainly due to continued strong loan originations and lower loan prepayments, which more than compensated for a decline in net interest margin for the third quarter of 2004.
    Concluding, Larison added, "At the end of the third quarter, our regulatory capital ratios highlighted the Company's status as 'well capitalized,' based on the minimum requirements promulgated by the Office of Thrift Supervision. The completion of our initial public stock offering in October will significantly enhance our capital position going forward, positioning us for continued loan growth and supporting our other expansion initiatives. Importantly, this growth should help offset somewhat the impact of a low interest-rate environment, which continues to pressure our net interest margins, and our strategy to refocus our loan portfolio on home mortgage lending and away from automobile and consumer loans."
    At September 30, 2004, the Company's total assets increased 25% to $623,079,000 from $498,108,000 at December 31, 2003. Loans receivable, net, increased 16% to $508,048,000 at September 30, 2004, from $436,109,000 at December 31, 2003. Deposits rose 13% to $444,527,000 at September 30, 2004, from $392,256,000 at December 31, 2003. Total shareholders' equity increased 6% to $45,880,000 at September 30, 2004, versus $43,218,000 at the end of 2003.
    Return on average shareholders' equity for the third quarter and the nine months ended September 30, 2004, was 8.92% and 7.99%, respectively, versus 29.56% and 12.32%, respectively, for the comparable periods last year. Return on average total assets for the third quarter and nine months ended September 30, 2004, was 0.72% and 0.64%, respectively, compared with 2.50% and 1.04%, respectively, for the same periods in 2003.
    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with $623 million in assets as of September 30, 2004, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.
    This news release contains forward-looking statements within the meaning of the federal securities laws, identified by words such as "will," "should," "positioning," and "supporting," or similar expressions. Such statements are subject to risks and uncertainties, including but not limited to changes in national economic conditions or those in Atlantic Coast Federal Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Atlantic Coast Federal Corporation's market area, changes in the position of banking regulators on the adequacy of its allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Atlantic Coast Federal Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.




                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                         Three Months Ended       Nine Months Ended
                             September 30,           September 30,
                        ---------------------   ---------------------
                           2004        2003        2004        2003
                        ---------   ---------   ---------   ---------
Total interest income   $   8,096   $   7,605   $  23,305   $  23,675
Total interest expense      3,085       2,816       8,701       8,992
                        ---------   ---------   ---------   ---------
Net interest income         5,011       4,789      14,604      14,683
Provision for
  loan losses                 675         188       2,327       4,100
                        ---------   ---------   ---------   ---------
Net interest income
  after provision for
  loan losses               4,336       4,601      12,277      10,583
Non-interest income         1,308       4,340       3,994       6,888
Non-interest expense        4,059       4,146      12,063      11,766
                        ---------   ---------   ---------   ---------
Income before
  income taxes              1,585       4,795       4,208       5,705
Income tax expense            581       1,781       1,510       2,038
                        ---------   ---------   ---------   ---------
Net income              $   1,004   $   3,014   $   2,698   $   3,667
                        =========   =========   =========   =========
Basic and diluted
  earnings per share    $1,003.95   $3,013.90   $2,698.45   $3,667.10
                        =========   =========   =========   =========
Weighted average shares:
  Basic                         1           1           1           1
                        =========   =========   =========   =========
  Diluted                       1           1           1           1
                        =========   =========   =========   =========

                                                Sept. 30,    Dec. 31,
                                                  2004         2003
                                                ---------   ---------
Total assets                                    $ 623,079   $ 498,108
Cash and cash equivalents                          43,623       8,996
Securities available for sale                      31,592      26,039
Loans receivable, net                             508,048     436,109
Deposits                                          444,527     392,256
Federal Home Loan Bank advances                    90,314      60,971
Shareholders' equity                               45,880      43,218


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2004 and 2003, may be found at the following link: http://www.irinfo.com/acfc/3Q04fs.pdf. Investors should refer to the Company's Form 10-Q for the third quarter of 2004 for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

    CONTACT: Atlantic Coast Federal Corporation
             Patrick J. Watson, 615-254-3376